Exhibit 99.(h)(4)(i)

MAIRS AND POWER FUNDS TRUST

ADDENDUM TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS ADDENDUM, effective as of December 31, 2011, to the Fund Administration Servicing Agreement, dated as of May 17, 2011, (the “Agreement”) is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the series of the Trust to add new funds and to add additional services; and

WHEREAS, Section 10 of the Agreement allows for its amendment or modification by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and USBFS agree to the following:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

2. Services and Duties of USBFS is hereby superseded and replaced with the following:

2.  Service and Duties of USBFS

A. Performance Reporting

B.  Financial Reporting

Prepare semi-annual and annual financial statements

(1)                      Prepare semi-annual and annual financial statements

(2)                      Prepare quarterly financial information; distribute quarterly financial information

(3)                      Prepare footnotes to financial statements

(4)                      Prepare and process ROCSOP adjustments for financial statements

(5)                      Prepare tax schedules for annual financial statements

(6)                      Provide trade date adjustments for financial statements.

(7)                      Provide performance information for financial statements.

(8)                      Prepare financial highlights section of financial reports.

(9)                      Prepare Schedule of Investments.

(10)                Prepare Statement of Assets and Liabilities.

(11)                Prepare Statement of Operations.

(12)                Prepare Statement of Cash Flows.

(13)                Prepare Statement of Changes.

(14)                Provide appropriate assistance with respect to each Fund’s annual financial audits conducted by the Fund’s independent accountants, including communication with independent accountants and compiling data and other information.

(15)                Assists with independent auditor report (opinion).

(16)                Coordinate creation of printer’s proof of each financial statement selected above.  Circulate printer’s proof for review by client, auditor and legal counsel.  Coordinate comments and revisions.

(17)                Coordinate printing and mailing of each financial statement selected above.

(18)                Prepare Form N-Q.

(19)                Prepare Form N-PX

(20)                Prepare Form N-SAR

(21)                Prepare N-CSR

(22)                Prepare Form 24-F2

(23)                File Form 24-F2 with the SEC

(24)                Monitor expense accrual by preparing quarterly expense analysis and communicating adjustments to the Companies.

(25)                Maintain disbursement journal and prepare expense authorizations.  Each Fund and USBFS will approve based on the expense.

(26)                Complete Standard Reporting Agency Surveys

C.  Blue Sky Compliance

:                                                                                             (1)  Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Funds so as to enable the Funds to make a continuous offering of its shares in all states.

(2)   Monitor status and maintain registrations in each state.

(3)   Provide updates regarding material developments in state securities regulation.

D.  Tax Reporting

(1)                                Gross income testing (for tax purposes only)

(2)                                Diversification testing (for tax purposes only)

(3)                                Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.

(4)                                Provide the Fund’s management and independent accountant with tax reporting information pertaining to the Fund including year-end excise distribution calculations and available to USBFS as required in a timely manner.

(5)                                Prepare Fund financial tax footnote disclosures for the review and approval of Fund management and/or its independent accountant.

(6)                                Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(7)                                Monitor wash sale losses.

(8)                                Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.  Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

(9)                                Maintain documentation supporting FIN 48 financial statement footnote disclosures in Annual and Semi-Annual Reports.

(10)                          Prepare annually the 1099 Shareholder Insert Letter including disclosures relating to US federal government obligation income, income earned by state, and any foreign taxes paid.

E.  SEC Registration and Reporting

(1)                                Prepare and coordinate with Fund counsel the annual update of the Registration Statement.

(2)                                Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices.  As requested by the Trust, prepare and file Form N-PX filings.

(3)                                Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

(4)                                File fidelity bond under Rule 17g-1.

(5)                                Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(6)                                Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

Section 5 Standard of Care; Indemnification; Limitation of Liability is hereby superseded and replaced with the following:

5.  Standard of Care; Indemnification; Limitation of Liability

A.                                   USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.                                    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.                                    The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.                                   If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E..                                  Paid Tax  Preparer Disclaimer:  In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jon A. Theobald	By:	/s/ Michael R. McVoy

Name: Jon A. Theobald		Name: Michael R. McVoy

Title: Secretary		Title: Executive Vice President

Amended Exhibit A to the Fund Administration Servicing Agreement — Mairs and Power Funds Trust

Fund Names

Separate Series of Mairs and Power Funds Trust

Name of Series

Mairs and Power Small Cap Fund

Mairs and Power Growth Fund

Mairs and Power Balanced Fund

Amended Exhibit B to the Fund Administration Servicing Agreement

Mairs and Power Funds Trust — fees at January 1, 2012.

Domestic Funds

Annual Fee Based Upon Average Net Assets of Complex*

.019% 1st year, .0195% 2nd year, and .02% 3rd year (2bpts) on the first $1.25 billion

.009% 1st year, .0095% 2nd year, and .01% 3rd year (1bpt) on the next $1 billion

.0065% 1st year, .007% 2nd year, and .0075% 3rd year (.75bpts) on the remaining assets

Multiple Classes * — Add the following for each class beyond the first class: $15,000 base fee

Diversification and Gross Income Testing — Included for Tax Preparation Purposes

Quarterly Distribution Review — Included

Plus Out-Of-Pocket Expenses — Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, etc), proxies, insurance, EDGAR (currently $17/page)/XBRL filing (currently $900/fund/year), records retention and retrieval, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, shipping, storage and conversion, state regulatory filing fees and any other out-of-pocket expenses.

Additional Services — Available but not included above are the following services — Non- standard Legal Administration Services, daily compliance testing (Charles River). Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), Board Services, Standard Compliance Services, and additional services mutually agreed upon.

* Subject to Annual CPI increase, Milwaukee, WI.